Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK CORPORATION ELECTS
DAVID V. SINGER TO BOARD OF DIRECTORS

LAKE FOREST, Ill. Dec. 3, 2013 - Brunswick Corporation (NYSE: BC) announced today that David V. Singer, recently retired chief executive officer for Snyder’s-Lance, Inc., has been elected to its board of directors.

“We are pleased to welcome David to Brunswick’s board of directors,” said Dustan E. McCoy, Brunswick’s Chairman and Chief Executive Officer. “David brings to the table broad operating experience as well as solid financial credentials. Accomplished, recognized and experienced, David will be a welcomed addition to our strong and experienced board of directors.”

David Singer, 58, retired earlier this year following eight years with Snyder’s-Lance, Inc., a leading snack food company based in Charlotte, N.C. He served as Snyder’s chief executive officer from 2010 - 2013, and previously was president and chief executive officer of Lance, Inc., which merged with Snyder’s in 2010. Before joining Lance in 2005, Singer had spent nearly 20 years with Coca-Cola Bottling Company Consolidated, based in Charlotte, serving in a number of financial positions, including executive vice president and chief financial officer.

Singer is a graduate of Pennsylvania State University, where he received his baccalaureate in 1977 and his MBA in 1979. He began his career with Mellon Bank in 1979, ultimately serving as vice president corporate lending and branch head in Atlanta. Singer is also a director of Flowers Foods, in Thomasville, Ga., and SPX Corporation in Charlotte.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors;

Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.